Exhibit 5.1

VALERO ENERGY CORPORATION	Jay D. Browning
Executive Vice President and
General Counsel

July 20, 2015

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Valero Energy Corporation, a Delaware corporation (“Valero”), and am acting as Valero’s counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to registration under the Securities Act of 15,000,000 shares of Valero’s common stock, par value $0.01 per share (the “Shares”), issuable in connection with the Valero Energy Corporation Thrift Plan (the “Plan”).

In furnishing this opinion, I or members of my staff have examined, among other agreements, instruments and documents, and relied without investigation as to matters of fact upon, the following: (a) Valero’s restated certificate of incorporation and by-laws, each as amended through the date of this letter, (b) the Registration Statement and its exhibits and (c) the originals, or copies certified or otherwise identified, of corporate records of Valero, including minute books of Valero, certificates of public officials and of representatives of Valero, statutes and other instruments and documents as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.

For purposes of this opinion, I have assumed (a) that the consideration received by Valero for the Shares will not be less than the par value of the Shares and (b) the genuineness of all signatures on all documents examined by me, and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications as set forth herein, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

This opinion is limited to the original issuance of Shares by Valero and does not cover shares of common stock delivered by Valero out of shares reacquired by it.

I am a member of the Bar of the State of Texas and my opinion is limited to the federal statutory laws of the United States, the laws of the State of Texas and the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Jay D. Browning
Jay D. Browning
Executive Vice President and General Counsel

2